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                        VOICE MOBILITY APPOINTS NEW CHAIR

VANCOUVER, BC, SEPTEMBER 13, 2000 - Voice Mobility International Inc. (OTCBB:
VMII) is pleased to welcome Randy Buchamer to the Chair of its Board of Directors as the company begins its next growth phase. He succeeds William Krebs, who is stepping down as Chair, but will remain on the board where his long experience in chartered accountancy and venture capital will continue to serve the company.

As the first chair of Voice Mobility, Mr. Krebs successfully guided the company through the critical months of its transition from a private to a public company. Mr. Buchamer brings an exceptional background in corporate operations. This will assist the company as it grows its staff and takes its UNIFIED COMMUNICATIONS products to a global market.

"Randy brings a wealth of strategic insights, a great depth of operational experience, and extensive contacts in the technology and investment communities," says Jay Hutton, Voice Mobility's chief executive officer. "His guidance will be vital in moving Voice Mobility forward to achieve its international marketing goals. We're at the beginning of a strong growth mode. Voice Mobility is acquiring new clients, expanding market territories, forming strategic partnerships and attracting new financing. Randy's strong reputation will help in all those areas and will be invaluable in attracting top people to the senior management team."

Mr. Buchamer is a seasoned executive with expertise in building sales and managing large operations. He also has extensive experience in strategic planning, plus an impressive record for leading dynamic organizations. As Managing Director of Operations for The Jim Pattison Group, he was responsible for supporting the $4.4 billion operations of the 55 companies owned by The Jim Pattison Group. Previously, Randy was Vice President and Chief Operating Officer for Mohawk Oil. He also has extensive experience in publishing, marketing and distributing software solutions.

About Voice Mobility International Inc.
Voice Mobility has developed its UNIFIED COMMUNICATIONStm software suite which simplifies voice, fax and email messages through convergence on the Internet. With this software, voice mail, faxes and email can be reviewed, stored and managed using any personal computer, a wireless device or the telephone. Voice Mobility markets its software suite to telephone companies, Internet Service Providers (ISPs), Competitive Local Exchange Carriers (CLECs), Application Service Providers (ASPs) and Wireless Service Providers (WSPs).


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FORWARD-LOOKING (SAFE HARBOR) STATEMENT
This news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, future sales, product demand, growth of the unified messaging industry, competition, the effect of economic conditions and technological difficulties and other risks detailed in the Company's filings with the U.S. Securities and Exchange Commission.

For further information:

For further information:
Jay Hutton, Chief Executive Officer, Voice Mobility International, Inc. 604-482-0000
www.voicemobility.com

MEDIA CONTACT
Ann Gibbon
National Public Relations
604-684-6655
agibbon@national.ca

Maxine Barnes
United Kingdom: 0207-251-1385
maxinebarnes@msn.com

INVESTOR RELATIONS
North America: 1-888-370-8751
Investors@voicemobility.com